Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "MASTERWORKS 108, LLC", FILED IN THIS OFFICE ON THE FIFTH DAY OF JANUARY, A.D. 2022, AT 10:55 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

6517775 8100
SR# 20220031054

Authentication: 202435885
Date: 01-19-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:55 AM 01/05/2022
FILED 10:55 AM 01/05/2022
SR 20220031054 - File Number 6517775

CERTIFICATE OF FORMATION

OF

MASTERWORKS 108, LLC

This Certificate of Formation, dated as of the 4th day of January, 2022, is being duly executed and filed by the undersigned to form a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act.

FIRST: The name of the limited liability company (the "**Company**") formed hereby is:

Masterworks 108, LLC

SECOND: The registered office of the Company in the State of Delaware is located at 651 N. Broad Street, Suite 308, Middletown, DE 19709, County of New Castle. The name of its registered agent at such address is Global Virtual Agent Services, LLC.

THIRD: No member or manager shall be personally liable to the Company or its members or other managers for monetary damages for breach of fiduciary duty as a member or manager notwithstanding any provision of law imposing such liability; provided, however, that to the extent provided by applicable law, this provision shall not eliminate the liability of a member or manager for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

Priya Soni

Priya Soni
Authorized Person